UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 18, 2007

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On May 18, 2007, SumTotal Systems, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (collectively, the “Purchasers”) for the issuance and sale by the Company of 5,407,571 shares of the Company’s common stock (the “Shares”), in a registered direct offering pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-134645). The Shares are being sold to the Purchasers at a price of $6.50 per Share with an offering fee of $1,907,461 to be paid by the Company to RBC Capital Markets Corporation, the placement agent in the transaction, upon closing of the offering. The Company expects net proceeds from the sale of the Shares of approximately $33.2 million, excluding offering expenses. A copy of the form of Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The offering is expected to close on May 23, 2007, and is subject to customary closing conditions.

Item 7.01.	Regulation FD Disclosure.

On May 21, 2007, the Company issued a press release announcing the registered offering of shares of its common stock. A copy of the press release is being furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. The information in this Report will not be deemed as an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, dated as of May 18, 2007 between the Company and certain Purchasers.

99.1*	Press release dated May 21, 2007

*	furnished not filed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SumTotal Systems, Inc.

	By:	/s/ Erika Rottenberg
Date: May 21, 2007		Erika Rottenberg
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement, dated as of May 18, 2007 between the Company and certain Purchasers.

99.1*	Press release dated May 21, 2007

*	Furnished, not filed.